Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Davis P. Stowell President Grace Property Management, Inc. Telephone: (516) 686-2201 Facsimile: (516) 625-1685 Email: dstowell@graceny.com

Reeves Telecom Limited Partnership
Responds to Proposed Tender Offer
for its Limited Partnership Units

GLEN HEAD, NY (June 12, 2006) - On June 9, 2006, Reeves Telecom Acquisition Corp. issued a press release and filed a Schedule TO with the Securities and Exchange Commission announcing its intent to make a tender offer to purchase for cash all outstanding limited partnership units (the “Units”) of Reeves Telecom Limited Partnership, a South Carolina limited partnership (the “Partnership”), at a purchase price of $1.50 per Unit net to the seller in cash without interest. The press release further stated that it was neither an offer to purchase nor a solicitation of an offer to sell Units of the Partnership and that at the time the tender offer is commenced, Reeves Telecom Acquisition Corp. will file a tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) that will contain important information that should be read carefully before any decision is made with respect to the offer.

The press release further stated that the President and sole shareholder of Reeves Telecom Acquisition Corp. is John S. Grace. The general partner of the Partnership is Grace Property Management, Inc., the shares of which are held in trust for the benefit of Mr. Grace. Therefore, Reeves Telecom Acquisition Corp. may be deemed to be an “affiliate,” as that term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, of the Partnership and the general partner of the Partnership.

Today the Partnership filed a Schedule 14D-9, Solicitation/Recommendation Statement, with the Securities and Exchange Commission in response to the announcement of Reeves Telecom Acquisition Corp. In such filing, the Partnership noted that, while the tender offer documents have not been filed by Reeves Telecom Acquisition Corp., since the tender offer will be made by an affiliate of the Partnership and its general partner, the Partnership and its general partner will be unable to make any recommendation to Unit holders of the Partnership as to whether they should tender or refrain from tendering their Units. Each Unit holder must make his or her own decision as to whether to tender their Units and, if so, how many Units to tender.

On May 19, 2006, the general partner of the Partnership issued a press release stating that certain affiliates of MacKenzie Patterson Fuller LP (the “ MacKenzie Offerors”) had made an unsolicited tender offer to purchase any and all partnership units outstanding at a price of $0.50 cash per Unit, less any distributions paid by the Partnership after the commencement of the offer by the MacKenzie Offerors. (the “MacKenzie Offer”). It further stated that the Partnership’s general partner believes that the MacKenzie Offer is inadequate from a financial point of view and, therefore, recommends that limited partners reject the MacKenzie Offer and not tender their Units. Neither the general partner nor any of its affiliates sold or tendered, or will sell or tender, their Units under the MacKenzie Offer.

The Reeves Telecom Acquisition Corp. press release noted that if, after receiving the Reeves Telecom Acquisition Corp. tender offer documents, a Unit holder who has tendered Units under the MacKenzie Offer wishes, instead, to tender the Units under the Reeves Telecom Acquisition Corp. offer, then that Unit holder must first withdraw his or her Units previously tendered under the MacKenzie Offer by following the instructions for withdrawal set forth in the MacKenzie Offer and related letter of transmittal. Unless the MacKenzie Offer is extended, such Unit holder must submit a notice of withdrawal to MacKenzie Patterson Fuller, LP prior to 12:00 Midnight Pacific Time on Friday, June 16, 2006 for the withdrawal to be effective. Unit holders are encouraged to read the MacKenzie Offerors’ tender offer documents, which are available at no charge at the Securities and Exchange Commission’s website at www.sec.gov.

Before making any decisions concerning these tender offers, limited partners are urged to review the various tender offer documents and the Partnership’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Such reports are available over the Internet at the SEC’s website at www.sec.gov. Limited partners are also urged to consult with their investment, tax and legal advisors in deciding whether or not to tender their Units in response to either of the tender offers.

About the Partnership

Reeves Telecom Limited Partnership is a South Carolina limited partnership that is engaged in owning, developing, selling, leasing, or otherwise dealing in real estate in North Carolina.

Forward Looking Statement

Certain statements in this communication may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the Partnership’s and its general partner’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are detailed in the Partnership’s Annual Report on Form 10-K for the period ended December 31, 2005, and in its other filings with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Partnership’s expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

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